Exhibit (a)(5)

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JULY 31, 2002 AND APRIL 30, 2002
(In thousands)

	July 31,	April 30,
	2002	2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,732	$34,499
Accounts receivable-trade (net of allowance for doubtful accounts of $119 and $165 at July 31, 2002 and April 30, 2002, respectively)	17,362	14,640
Inventories (Note 2)	7,964	11,050
Prepaid expenses and other current assets	4,820	5,919

Total current assets	61,878	66,108
Property, plant and equipment, net of accumulated depreciation	139,705	207,123
Assets held for disposal (Note 4)	932	—
Deferred charges	3,934	4,167

Total assets	$206,449	$277,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,696	$8,349
Accrued liabilities	10,531	7,593
Amount due to QPL	1,671	944

Total current liabilities	19,898	16,886
Deferred income taxes	3,506	15,180
12.5% senior notes due 2006	98,275	98,131

Total liabilities	121,679	130,197

Shareholders’ equity:
Common stock	6,760	6,760
Treasury stock	(71)	(71)
Additional paid-in capital	228,009	228,009
Accumulated other comprehensive income	2	3
Accumulated deficit	(149,930)	(87,500)

Total shareholders’ equity	84,770	147,201

Total liabilities and shareholders’ equity	$206,449	$277,398

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS FOR THE THREE MONTHS
ENDED JULY 31, 2002 AND 2001
(Unaudited)
(In thousands, except share data)

	Three months ended
	July 31, 2002	July 31, 2001
Net sales	$35,098	$25,026
Total cost of sales (Notes 2 and 3)	38,678	33,818

Gross loss	(3,580)	(8,792)

Operating expenses:
Selling, general and administrative	6,971	8,102
Research and development	1,500	1,541
Impairment of property, plant and equipment (Note 4)	59,189	—
Reorganization charge	128	1,831

Total operating expenses	67,788	11,474

Loss from operations	(71,368)	(20,266)
Other income, net	351	872
Interest expense:
– amortization of deferred charges	(233)	(229)
– third parties	(2,851)	(3,362)

Loss before income taxes	(74,101)	(22,985)
Income tax benefit	11,671	2,647

Net loss	(62,430)	(20,338)
Other comprehensive (loss) income:
Foreign currency translation	(1)	3

Comprehensive loss	$(62,431)	$(20,335)

ASAT HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS FOR THE THREE MONTHS
ENDED JULY 31, 2002 AND 2001 – Continued

(Unaudited)
(In thousands, except share data)

	Three months ended
	July 31, 2002	July 31, 2001
Net loss per ordinary share:
Basic and diluted

Net loss per ordinary share	$(0.09)	$(0.03)

Basic and diluted weighted average number of ordinary shares outstanding	668,947,000	669,643,712

Net loss per ADS:
Basic and diluted

Net loss per ADS	$(0.47)	$(0.15)

Basic and diluted weighted average number of ADSs outstanding	133,789,400	133,928,742

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JULY 31, 2002 AND 2001
(Unaudited)
(In thousands)

	Three months ended
	July 31, 2002	July 31, 2001
Operating activities:
Net loss	$(62,430)	$(20,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization:
Property, plant and equipment	9,848	10,048
Deferred charges and debt discount	376	372
Deferred income taxes	(11,674)	(2,647)
Gain on disposal of property, plant and equipment	—	(12)
Impairment of property, plant and equipment	59,189	—
Changes in operating assets and liabilities:
Accounts receivable-trade	(2,722)	6,719
Inventories	3,086	6,464
Prepaid expenses and other current assets	1,099	864
Accounts payable	(747)	(4,176)
Accrued liabilities	2,938	2,534
Amount due to a related company	—	(106)

Net cash used in operating activities	(1,037)	(278)

Investing activities:
Acquisition of property, plant and equipment	(2,456)	(11,142)
Proceeds from sale of property, plant and equipment	—	77

Net cash used in investing activities	(2,456)	(11,065)

Financing activities:
Repayment of capital lease obligation	—	(44)
Repurchase of shares	—	(126)
Net increase (decrease) in amount due to QPL	727	(655)

Net cash provided by (used in) financing activities	727	(825)

Net decrease in cash and cash equivalents	(2,766)	(12,168)
Cash and cash equivalents at beginning of period	34,499	79,880
Effects on changes of foreign exchange rates	(1)	3

Cash and cash equivalents at end of period	$31,732	$67,715

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	—	—
Income taxes	2	19

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands)

1.    PRESENTATION OF INTERIM FINANCIAL STATEMENTS

The condensed consolidated financial statements have been prepared by ASAT Holdings Limited (the “Company”) in accordance with generally accepted accounting principles in the United States of America. The April 30, 2002 balance sheet was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles in the United States of America. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the annual report of the Company on Form 20-F for the fiscal year ended April 30, 2002. The interim financial statements for fiscal 2002 and 2003 were not audited, but in the opinion of management reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation of the results for the interim periods presented.

2.    INVENTORIES

The components of inventories were as follows:

	July 31,	April 30,
	2002	2002
	(Unaudited)
Raw materials	$7,187	$10,405
Work-in-progress	777	645

	$7,964	$11,050

Management continuously reviews slow-moving and obsolete inventory and assesses any inventory obsolescence based on inventory levels, material composition and expected usage as of that date. During the July 2002 quarter, there was a non-cash write-off of specific inventories of $3,007 due to the Company’s revised estimation on expected usage of raw materials.

3.    RELATED PARTY TRANSACTIONS

The Company purchased raw materials from QPL Group amounting to $4,494 and $2,112 for the July 2002 and 2001 quarters, respectively.

In the July 2001 quarter, the Company purchased packing materials of $395 from Peak Plastic & Metal Products (International) Limited (“Peak Plastic”), which was a related company at that time. With effect from October 2001, Peak Plastic ceased to be a related party of the Company.

4.    IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT

Each quarter the Company examines overall utilization of its assets and expected future cash flows. Several changes occurred during this quarter which triggered the Company to re-assess the recoverability of property, plant and equipment by carefully examining the individual asset utilization, sources of revenues and cash flows. In the July 2002 quarter, the management re-examined the Company’s business strategy in the context of the changing industry and market conditions and has revised the Company’s business strategy to reflect the growing market demand for finer pitch technologies and to focus on high-end and advanced packaging solutions. In addition, the Company adopted an asset evaluation method whereby individual assets and cash flows generated from such assets have been examined by product line. After the evaluation, the Company concluded that certain older wire bonders are not capable of producing finer pitch technologies offered in today’s markets and will likely be unutilized. As a result, the Company determined that these equipment items should be either written off or held for disposal, resulting in a $20,126 non-cash charge.

The Company also determined that certain other bonders and a few specific testers associated with selected package types will not likely generate sufficient future cash flows to justify their current carrying values on the Company’s balance sheet as of July 31, 2002. The Company performed a discounted cash flow model to assess the potential impairment effect on its financial statements as well as seeking an independent appraiser to assess the fair value of these property, plant and equipment, and a $39,063 charge for the impairment of its property, plant and equipment was recorded in the current quarter relating to the Lead Advanced, BGA Standard, BGA Advanced, and Testing product categories.

The total $59,189 non-cash charge before taxes reduced the net book value of property, plant and equipment from $199,826 before this impairment charge to $140,637 after the impairment charge. Of the $140,637 remaining net book value of property, plant and equipment, $932 was classified as assets held for disposal on the balance sheet. These machines are separately identified for not being used in production and are intended to be disposed of by sale. Potential buyers have been identified and these machines, which were recorded at the lower of their depreciated cost or fair value less costs to sell, are expected to be sold in the near future.

5.    COMMITMENTS

As of July 31, 2002 and April 30, 2002, the Company had contracted for capital expenditure on property, plant and equipment of $1,968 and $1,875, respectively.